EXHIBIT 99.1


FOR IMMEDIATE RELEASE                            CONTACT:  Glenn Bozarth
5 p.m., August 7, 1996                                     Mattel, Inc.
                                                           (310) 252-3521



          MATTEL NAMES BRUCE L. STEIN PRESIDENT-MATTEL WORLDWIDE,
        ESTABLISHES TEAM OF FIVE EXECUTIVES REPORTING TO JILL BARAD
        -----------------------------------------------------------


LOS ANGELES, August 7 -- Jill E. Barad, president and chief operating officer of Mattel, Inc., today announced that Bruce L. Stein, who began his toy industry career at Mattel, will return to the company as president-Mattel Worldwide, responsible for product development, marketing and distribution in both U.S. and international markets.

     "Bruce Stein began his career here, and is now one of the most highly regarded executives in our industry," Barad said. "We are delighted that he is returning to Mattel in a key management role."

     Most recently president and CEO of Sony Interactive Entertainment, Stein, 41, was president of the Kenner Products division of Hasbro when he left that company in 1994. He had moved to Kenner Parker from Mattel in 1987 to take the position of senior vice president-Marketing. Stein had served as a vice president of Marketing at Mattel for two years after four years on the Mattel account at the advertising firm Ogilvy and Mather. He received a bachelor's degree from Pitzer College in Claremont in 1976 and an MBA in marketing and finance from the University of Chicago in 1978.

     Stein will be one of five executives who will now report to Barad. In the new structure, Ned Mansour, 48, will become president-Corporate Operations, responsible for Human Resources and Administration, Legal, Information Systems and Corporate Communications on a worldwide basis, and reporting jointly to Barad and John Amerman, Mattel's chairman and chief executive officer." In his 18 years at Mattel, most recently as president-Mattel USA, Ned has played a vital role in strategic development, and has had broad exposure to all parts of our business," Barad said. "This new position will take maximum advantage of his unparalleled background and skills."

                                  -more-

2-2-2-2-2



     Byron Davis, Joe Gandolfo and Cesca Luzuriaga will continue to report to Barad as president of Fisher-Price, president-Worldwide Manufacturing Operations, and executive vice president and chief financial officer, respectively. Luzuriaga will also continue to report to John Amerman.

     In addition, Barad said that Barnett Rosenberg, 52, will join the company effective August 19 as Senior Vice President, General Counsel and Secretary, reporting to Mansour. Most recently Deputy General Counsel and Assistant Secretary for Pitney Bowes, Inc., Rosenberg's experience includes nine years in the legal department of Northrop Corporation, as well as positions with two law firms. He received a bachelor's degree from Princeton University in 1966 and a juris doctor degree from University of Michigan Law School in 1972.

     "We now have a top management team in place that can take this company to the year 2000 and beyond, and help maintain our excellent record of continuous profitable growth," Barad said.

     Mattel, Inc. is the worldwide leader in the design, manufacturing and marketing of children's toys. Headquartered in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 140 nations throughout the world.




                                  -###-